UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Check the Appropriate Box:

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Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
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[  ] Soliciting Material under § 240.14a–12

WHITESTONE REIT
(Name of registrant as specified in its charter)

EREZ REIT OPPORTUNITIES LP
EREZ ASSET MANAGEMENT, LLC
BRUCE SCHANZER
CATHERINE CLARK
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

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Erez REIT Opportunities LP, together with the other participants named herein (collectively, “Erez”), on Friday, April 4, 2024, filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of trustee nominees at the upcoming 2024 annual meeting of shareholders of Whitestone REIT, a Maryland real estate investment trust.

On May 8, 2024, Erez and its affiliates issued the following press release:
EREZ ASSET MANAGEMENT SENDS LETTER TO WHITESTONE SHAREHOLDERS QUESTIONING RECENT CONDUCT OF WHITESTONE REIT BOARD

Whitestone Seeks to Distract Shareholders from its Board and Management’s Many Failings and Scandals by Promoting a False Narrative About Erez’s Intentions

Urgent Change is Desperately Needed at Whitestone, with New Trustees that Bring Relevant REIT Capital Markets and Shopping Center Experience, to Create Long-Term Value for Shareholders

Encourages Whitestone Shareholders to Vote “FOR” Catherine Clark and Bruce Schanzer and to “WITHHOLD” from David Taylor and Nandita Berry Using the BLUE Proxy Card

NEW ROCHELLE, N.Y. – May 8, 2024 – Erez Asset Management, LLC (“Erez”), a shareholder of Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) which has nominated two candidates for election at Whitestone’s upcoming 2024 Annual Meeting of Shareholders, today sent a letter to the Company’s shareholders.

The full text of the letter is below:

Dear Fellow Whitestone REIT Shareholders,

Ask yourselves:

Why is Whitestone’s Board of Trustees so vehemently opposed to the addition of Erez’s two nominees, each of whom have significant REIT capital markets and shopping center experience, when the current Board has no such experience?

Whitestone is squandering significant capital to keep our nominees off the Board, thereby increasing G&A, when these monies could be better invested in growing the value of the Company. Why is the Company doing something that so clearly is not in the best interest of shareholders?

The reason: Whitestone’s Board is entrenched, insular, and does not have the best interests of shareholders as its highest value.

In our communications with you, we have raised serious, urgent concerns about Whitestone’s poor capital allocation, corporate management, and governance practices that we believe can be most effectively addressed with the input of new trustees with subject matter expertise. Specifically, we have outlined in detail how Whitestone’s current Board is responsible for:

1)	Major governance and disclosure failures that have deprived shareholders of a truly independent Board and have disenfranchised shareholders;
2)
Unfathomable capital allocation decisions, such as below-NAV equity offerings that were immediately followed by distributions of the just-raised capital back to shareholders as dividends, that continue to destroy hundreds of millions of dollars in shareholder value; and

3)
Poor corporate management and weak oversight of management resulting in both short-term and long-term guidance misses, creating a crisis of confidence in Whitestone among the REIT investment community and the capital markets.

These are the reasons that Whitestone continues to trade at the largest discount to net asset value (NAV) and at the lowest earnings multiple of any of the shopping center REITs it cites as its peers.

Yet rather than address these failings, the Whitestone Board continues to distract shareholders by promoting a false and irrelevant narrative: that Erez solely wants Whitestone to be sold and, more recently, that Erez secretly intends to buy Whitestone.

Let’s address the latter point first: Erez has no secret plan to acquire Whitestone. To be clear, Erez is not capitalized to buy Whitestone, is not seeking to raise capital to acquire Whitestone, and has no intention of acquiring Whitestone. The Whitestone Board has disingenuously pointed to an outdated presentation of a strategy that Erez never pursued as evidence of “deception.” There is simply none to be found.

As for whether Erez wants Whitestone to be sold, while any responsible board should be open to a value maximizing sale, we have repeatedly articulated our plans for Whitestone. As trustees, we would seek to:

1)	Improve corporate governance in order to improve board independence and accountability;
2)	Improve capital allocation decision making in order to avoid further value destruction; and
3)	Improve management oversight in order to provide more reliable guidance and deliver more consistent performance.

These near-term confidence-rebuilding priorities are important, as Mr. Taylor and Ms. Berry – the trustees who we are seeking to replace – were at the center of the many scandals that Whitestone has faced in recent years and the “tone at the top” has clearly not been one of rigorousness and accountability.

Mr. Taylor was the secret attorney to Jim Mastandrea, Whitestone’s former CEO, on the Pillarstone transaction which has become a source of embarrassment for Whitestone, cost many millions of dollars in legal fees, and could result in a significant impairment due to Pillarstone’s bankruptcy filing. Mr. Taylor joined Whitestone’s Board and compensation committee after his work on Pillarstone, and one of his first acts as a trustee was to ratify a significant raise for Mr. Mastandrea.

Ms. Berry, who was a law firm colleague of Mr. Taylor and who now serves as Chair of Whitestone’s Nominating and Corporate Governance Committee, is responsible for all of the disclosure failures that plague the Company, including its failure to disclose Mr. Taylor’s secret relationship with Mr. Mastandrea and its business relationships with Amy Feng and Julia Buthman before they both joined the Board, as well as the misleading disclosure regarding Najeed Khan, the former Whitestone trustee currently in prison for one of the largest check-kiting schemes in US history.

It is important to appreciate that practically nothing has changed at Whitestone with the departure of Jim Mastandrea. David Holeman, Whitestone’s CEO, was the CFO during the entire time the many mistakes we are seeking to remedy were made. As noted above, the management issues which the board should be better overseeing are twofold:

1)	Value destructive capital allocation; and
2)	Poor corporate management – specifically related to missing guidance and providing inaccurate projections to the Board and the street.

These issues fell within the domain of Whitestone’s then-CFO, Dave Holeman, before he was recently appointed CEO, and it is not credible for him to distance himself from them.

We are deeply disheartened by the recent conduct of the Whitestone Board, which is concocting stories that are observably false and otherwise irrelevant for the sole purpose of keeping two qualified executives out of their boardroom and breaking up their insular culture.

The behavior of the Board over the last few days has only made it clearer to us, and hopefully to all of you, that change is urgently needed at Whitestone. Trustees who are truly independent, and who bring much-needed subject-matter expertise, must be added to the Board to better oversee management and serve the interests of Whitestone’s shareholders.

We respectfully ask that you support our two nominees for the Whitestone Board – Catherine Clark and Bruce Schanzer – at the Company’s 2024 Annual Meeting on Tuesday, May 14. Now is the time for you to cast your vote for desperately needed change that will help improve Whitestone for the benefit of all shareholders.

Sincerely,

Bruce Schanzer
Chairman, Erez Asset Management

To ensure the election of Catherine Clark and Bruce Schanzer, Erez encourages all Whitestone shareholders to vote “FOR” Catherine Clark and Bruce Schanzer and “WITHHOLD” from David Taylor and Nandita Berry using the BLUE proxy card.

If you have any questions or require assistance in voting your BLUE universal proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated at:
Shareholders may call toll-free: (877) 456-3422
Banks and brokers call: (212) 750-5833

About Erez Asset Management, LLC

Erez Asset Management, LLC is an investment management firm focused on undervalued small market cap REITs. Erez was founded in 2022 by Bruce Schanzer, former CEO of Cedar Realty Trust, a shopping center REIT, after the successful monetization of Cedar. Erez seeks to acquire meaningful stakes in REITs in which it believes it can work collaboratively with the management team and the board to help catalyze improved performance and share price appreciation by pursuing operational initiatives and strategic alternatives intended to benefit all stakeholders.

Contacts
Media:
Mark Semer / Iain Hughes
Gasthalter & Co.
(212) 257-4170
erez@gasthalter.com

Investors:
Jonathan Salzberger / Scott Winter
Innisfree M&A Incorporated
212-750-5833

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "may," "might," "could," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Certain Information Concerning the Participants

Erez REIT Opportunities LP, Erez Asset Management LLC, Bruce Schanzer and Catherine Clark (collectively, the "Participants") are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the "Annual Meeting"). On April 5, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the "SEC") their definitive proxy statement and accompanying BLUE Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying BLUE proxy card has been furnished to some or all of the Company's shareholders and are, along with other relevant documents, publicly available at no charge on the SEC's website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Innisfree M&A Incorporated at the contact information above.